UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): February 28, 2020

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OPTT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Effective February 28, 2020, Ocean Power Technologies, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its contract with eni SpA (“ENI”) for the lease of a PB3 PowerBuoy™ dated March 14, 2018. The Amendment was entered into in connection with ENI’s election to exercise their option for a second trial period which extends the term of the lease for an additional 18 months through November 2021. After the end of the second trial period, ENI has the option to purchase the unit or return the unit to the Company. If ENI elects to purchase the unit, the parties have agreed to negotiate in good faith a purchase and sale agreement. The Company has also agreed to assist ENI in redeployment of the unit and provide certain power related equipment, in addition to related data collection and assessment of performance.

The foregoing description of the Amendment is qualified in its entirety by reference to the text of the Amendment, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended January 31, 2020.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 3, 2020, the Company received a notification from the Nasdaq Stock Market (the “Nasdaq”) indicating that the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days and as a result, the Company is not in compliance with the minimum bid price requirement for continued listing. The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock.

Under the Nasdaq Listing Rules, the Company has a grace period of 180 calendar days, or until August 31, 2020, in which to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period.

If the Company does not regain compliance before August 31, 2020, the Nasdaq stated that it will provide the Company with written notice that its securities are subject to delisting. At that time, the Company may appeal the Nasdaq’s determination to a Nasdaq Listing Qualifications Panel, which would stay any further delisting action by the Nasdaq pending a final decision by the panel. Alternatively, the Company may be eligible for an additional 180 calendar day grace period if it meets the continued listing standards, with the exception of bid price, for the Nasdaq Capital Market, and the Company states its intent to effect a reverse split, if necessary, to cure such deficiency.

The Company actively monitors the price of its common stock and will consider all available options to regain compliance with the continued listing standards of the Nasdaq.

Item 8.01 Other Events.

On March 3, 2020, the Company issued a press release announcing the execution of the Amendment. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

*99.1	Press release dated March 3, 2020 announcing the Amendment.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Dated: March 5, 2020	/s/ George H. Kirby III
George H. Kirby III
President and Chief Executive Officer